Exhibit 99.1


March 28, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

     Arthur Andersen LLP, our independent public accountants, has represented to us that their audit of the consolidated financial statements of Coeur d'Alene Mines Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2001 was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and that there was availability of national office consultation. Arthur Andersen has advised us that the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.


                                             Sincerely,

                                             /s/ Geoffrey A. Burns

                                             Geoffrey A. Burns

                                             Coeur d'Alene Mines Corporation
                                             Vice President and
                                             Chief Financial Officer